Exhibit 3.2.86

OSF/CIGI OF EVESHAM PARTNERSHIP

PARTNERSHIP AGREEMENT

THIS AGREEMENT is made effective as of the 1st day of January, 2005, by and among OUTBACK/MID ATLANTIC-I, LIMITED PARTNERSHIP, a Florida limited partnership and CARRABBA’S/MID ATLANTIC-I, LIMITED PARTNERSHIP, a Florida limited partnership (hereinafter referred to in the singular as “Partner” and collectively as the “Partners”).

THE AGREEMENT

1. Name of the Partnership. The parties do hereby form a Partnership under the name OSF/CIGI OF EVESHAM PARTNERSHIP (hereinafter referred to as the “Partnership”). The business of the Partnership may be conducted under any name or names chosen by the Partners in their discretion from time to time, in accordance with state law governing fictitious names. The Partners shall execute and file in the proper offices such certificates as may be required by any fictitious name statute, assumed name act, or similar law in effect in the counties and other governmental jurisdictions in which the Partnership may elect to conduct business.

2. Business of Partnership. The exclusive purpose of the Partnership shall be to own and operate those certain casual restaurants known as Outback Steakhouse® and Carrabba’s Italian Grill® at those addresses listed on Exhibit A, and such additional restaurants, if any, as may be approved by the Partners their sole discretion and as may hereafter be established by the Partnership (individually, the “Restaurant,” or collectively, the “Restaurants”). The Partnership shall not engage in any other business or activities. The purpose, authority, and scope of the Partnership shall extend no further than the purpose set forth in this Section 2. This Agreement shall not be deemed or construed to create a relationship between the Partners with respect to any activities whatsoever except for those activities required for the accomplishment of the Partnership’s purpose as specified in this Section 2.

3. Term. The Partnership shall begin on the execution of this Agreement, and shall continue perpetually, until terminated by consent of all of the Partners, or as otherwise hereinafter provided.

4. Address. The principal office and mailing address of the Partnership shall be located at 2202 N. West Shore Boulevard, 5th Floor, Tampa, Florida 33607, or such other place as the Partners from time to time and at any time may designate. The Partnership’s registered agent for service of process is JOSEPH J. KADOW, who is located at the Partnership’s address in the State of Florida.

5. Percentage Interest in the Partnership. Each of the Partners shall have an interest in the Partnership as follows:

Partner	Percentage Interest
Outback/Mid Atlantic-I, Limited Partnership	50%
Carrabba’s/Mid Atlantic-I, Limited Partnership	50%

6. Capital.

(a) Initial Capital Contributions. The initial capital contributions of the Partners shall be as follows:

Outback/Mid Atlantic-I, Limited Partnership shall contribute the capital necessary to construct and open one (1) Outback Steakhouse® Restaurant; and

Carrabba’s/Mid Atlantic-I, Limited Partnership shall contribute the capital necessary to construct and open one (1) Carrabba’s Italian Grill® Restaurant.

(b) Additional Capital. Additional capital contributions shall be made by each Partner at such time and manner and in such amount as shall be necessary to pay the expenses of the Partnership and pay off any indebtedness of the Partnership as it matures. All additional capital contributions shall be made at such time, amount and manner as shall be approved by the Partners.

(c) All capital contributions shall be made within ten (10) days after receipt of the notice setting forth the demand for the capital contribution.

7. Fiscal Year. The fiscal year of the Partnership shall be the calendar year.

8. Books, Records, and Reports.

(a) Maintaining Books and Records. Accurate books, records and accounts shall be maintained by the Partnership for each Restaurant and for the Partnership showing their respective assets, liabilities, operations, transactions and financial condition, as well as the names and addresses of the Partners. The Partnership’s and each Restaurant’s books and records may be kept under such permissible method of accounting as the Partners may determine. The Partnership’s and each Restaurant’s books shall be maintained at the principal office of the Partnership, and each Partner shall have the right upon reasonable notice given to the Partnership to inspect, extract and copy such books during regular business hours of the Partnership.

(b) Income Tax Returns. The Partners shall cause income tax returns for the Partnership to be prepared and filed with the appropriate authorities. Within ninety (90) days after the close of each fiscal year of the Partnership, the Partnership shall send to each individual or entity who was a Partner at any time during such fiscal year such information as will be sufficient to prepare documents which may be required to be filed under federal income tax laws.

(c) Financial Statements. The Partners shall cause to be prepared in accordance with generally accepted accounting principles consistently applied and distributed to each Partner the following financial statements at the times indicated:

(i) Monthly. Within twenty (20) days following the end of each calendar month, current month and year to date profit and loss statements;

(ii) Quarterly. Within twenty (20) days following the end of each calendar quarter, current quarter and year to date profit and loss statement; and

(iii) Annually. Within one hundred twenty (120) days following the end of each calendar year, a profit and loss statement, balance sheet and statement of cash flows for the fiscal year then ended.

9. Composition of Capital Accounts. A separate capital account shall be maintained by the Partnership for each Partner in accordance with Section 704(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulations promulgated thereunder. There shall be credited to each Partner’s capital account (i) the amounts of money contributed by the Partner to the Partnership, (ii) the fair market value of property contributed by the Partner to the Partnership (net of liabilities secured by such contributed property that the Partnership is considered to assume or take subject to under Section 752 of the Code), and (iii) allocations to the Partner of Partnership income and gain (or items thereof), including income and gain exempt from tax, as computed for book purposes, in accordance with Treasury Regulation Section 1.704-1 (b)(2)(iv)(g), as set forth pursuant to Section 12 of this Agreement. Each Partner’s capital account shall be decreased by (i) the amount of money distributed to the Partner by the Partnership, (ii) the fair market value of property distributed to the Partner by the Partnership (net of liabilities secured by such distributed property that such Partner is considered to assume or take subject to pursuant to Section 752 of the Code), (iii) allocations to such Partner of expenditures of the Partnership described in Section 705(a)(2)(B) of the Code, and (iv) allocations of Partnership loss and deduction (or items thereof), including loss or deduction, computed for book purposes, as described in Treasury Regulation Section 1.704-1(b)(2)(iv)(g), as set forth pursuant to Section 12 of this Agreement.

10. Adjustments to Tax Basis. In the event of adjustment to the adjusted tax basis of Partnership property under Code Sections 732, 734 or 743, the capital accounts of the Partners shall be adjusted to the extent provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m).

11. Profit and Losses. At all times during the existence of the Partnership, profit and loss shall be determined separately for each Restaurant. Any item of revenue or expense not directly attributable to any one Restaurant shall be allocated among such Restaurants in such proportions, as the Partners shall reasonably determine. At all times during the existence of the Partnership, the terms “profit” and “loss” shall mean the net income or net loss determined separately for each Restaurant or the Partnership, respectively, for federal income tax purposes with respect to each fiscal year as determined by the Partnership’s accountant at the close of the Partnership’s fiscal year, including, without limitation, each separately stated item of Restaurant and/or Partnership income, gain, loss or deduction.

12. Allocation of Profits and Losses. Profits and losses shall be determined separately for each Restaurant and shall be allocated to the Partners on a separate Restaurant basis as follows:

(a) Profits. Except as otherwise provided herein, the Outback Steakhouse® Restaurant’s profits for each year of the Partnership shall be allocated to Outback/Mid Atlantic-I, Limited Partnership and the Carrabba’s Italian Grill® Restaurant’s profits for each part of the Partnership shall be allocated to Carrabba’s/Mid Atlantic-I, Limited Partnership, .

(b) Losses. Except as otherwise provided herein, the Outback Steakhouse® Restaurant’s losses for each year of the Partnership shall be allocated to Outback/Mid Atlantic-I, Limited Partnership and the Carrabba’s Italian Grill® Restaurant’s losses for each part of the Partnership shall be allocated to Carrabba’s/Mid Atlantic-I, Limited Partnership, .

13. Net Cash Flow. The term “Net Cash Flow” shall mean, determined separately for each Restaurant, all cash and cash equivalents from all sources on hand as of the last day of the measurement period prior to any distributions to the Partners and after the payment of all then due expenses of operating and managing the Partnership, and after payment of all debts and liabilities and after any prepayments of any debts and liabilities that the Partners elect to cause to be made, and after the establishment of any reserves reasonably deemed necessary by the Partners for (i) the repayment of any due debts or liabilities, including debts owed to the Partners; (ii) the working capital requirements; (iii) any contingent or unforeseen liabilities. Net Cash Flow shall be determined separately for each Restaurant. Any item of revenue or expense not directly attributable to any one Restaurant shall be allocated among such Restaurants in such proportions, as the Partners shall reasonably determine.

14. Distributions. The amount and time of any distributions of Net Cash Flow of each Restaurant shall be determined by the Partners. All distributions of the Outback Steakhouse® Restaurant’s Net Cash Flow shall be paid to the Outback/Mid Atlantic-I, Limited Partnership. All distributions of the Carrabba’s Italian Grill® Restaurant’s Net Cash Flow shall be paid to Carrabba’s/Mid Atlantic-I, Limited Partnership.

15. Bank Accounts. All Partnership funds received from any and all sources shall be deposited in the name of, and to the credit of, the Partnership in a bank or banks to be determined by the Partners and may be withdrawn only with the approval and signature of those individuals so authorized by the Partners.

16. Management. The overall control of the business and affairs of the Partnership shall be vested in the Partners. Unless otherwise specifically provided to the contrary herein, all matters to be decided by the Partnership shall be decided by the majority vote of Partners. Any Partner at any time may call a Partnership meeting on five (5) days notice to the other Partners, which notice may be waived in writing or by a Partner’s attendance at the meeting. At the meeting, any Partnership business may be discussed and acted upon provided that the notice sent fairly discloses the subject matter to be considered. Any Partner not present at a Partnership meeting may appoint, by duly executed proxy, any other person to vote such Partner’s Partnership interest at the Partnership meeting.

17. Service and Compensation of Partners. Each of the Partners, or the Partnership’s representatives, employees, members or principals, shall be reimbursed by the Partnership for reasonable out-of-pocket expenses incurred by such persons on behalf of the Partnership in connection with the business and affairs of the Partnership. All requests for reimbursement shall be itemized in detail and be accompanied by vouchers representing the expenditure for which reimbursement is sought. Except as may be expressly provided herein or hereafter approved in writing in advance by all of the Partners, no payment will be made by the Partnership to any Partner for services rendered to the Partnership.

18. Transfer of Partnership Interest.

(a) Except as otherwise provided herein, no Partner shall transfer the Partnership interest owned by such Partner, by sale, gift, or pledge. Except as provided in compliance with the terms of this paragraph, any transfer of a Partnership interest shall be null and void and of no effect.

(b) If (i) voluntary proceedings by or involuntary proceedings against any Partner are commenced under any provision of any Federal or state act relating to bankruptcy or insolvency, or (ii) the Partnership interest of a Partner is attached or garnished, or (iii) any judgment is obtained in any legal or equitable proceeding against any Partner and the sale of its Partnership interest is contemplated under legal process as a result of such judgment, or (iv) any execution process is issued against any Partner or against its Partnership interest, or (v) pursuant to any other form of legal or equitable proceeding or process the Partnership interest of a Partner is contemplated to be sold or otherwise transferred either voluntarily or involuntarily, then such Partner, or such Partner’s legal representative, shall thereupon forthwith offer to sell such Partner’s Partnership interest to the other Partners at the price specified in Section 19.

If the entire interest offered for sale is not purchased by the other Partners within 20 days, then in such event the sale of said Partnership interest by any creditor or creditor representative may proceed and shall cause the Partnership to proceed.

19. Price for Purchase of Interest. Any purchase of a Partner’s interest in the Partnership permitted pursuant to this agreement shall be for the purchase price as follows: each Partner shall choose its own qualified appraiser to determine the value of the Partnership interest at issue. If such appraisers cannot agree upon a value for the Partnership interest, such appraisers shall jointly agree upon a third appraiser. The value as determined by such third appraiser shall be binding on the Partnership.

20. Termination and Liquidation. Upon the expiration of the term of this Partnership Agreement, or if the Partners should sooner agree to cause a termination of this Partnership, the Partners shall proceed with reasonable promptness to liquidate the business of the Partnership. The assets of the Partnership shall be sold and the proceeds of sale shall be applied or distributed in the following order of priority:

(a) to pay or provide for the payment of all liabilities of the Partnership;

(b) to return to the Partners any credit balance in their capital accounts; and

(c) to the Partners in proportion to their percentage interest in the Partnership.

21. Notices. All notices, demands or requests provided for or permitted to be given pursuant to this Partnership Agreement must be in writing. All notices, demands and requests to be sent to the parties shall be personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, addressed to the respective recipient of such notice at the address set forth above. Any address for the sending of notice may be changed by sending a notice to that effect to all Partners. All such notices, demands or requests shall be effective on personal delivery or if mailed, three (3) days following their deposit in the mail as required by this paragraph.

22. Merger of Prior Agreements. This Partnership Agreement contains the sole and entire agreement and understanding of the parties with respect to the entire subject matter hereof. Any and all prior discussions, negotiations, commitments, and understandings relating thereto are hereby merged herein. This Partnership Agreement cannot be changed or terminated orally.

23. Governing Law. This Partnership Agreement and the obligations of the Partners hereunder shall be interpreted, construed and enforced in accordance with the laws of the State of Florida.

24. Waiver. No consent or waiver, express or implied, by any Partner to or of any breach or default by another or the performance by another of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party or the same or any other obligation of such Partner hereunder.

25. Severability. If any provisions of this Partnership Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Partnership Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the extent permitted by law.

26. Binding Agreement. Subject to the restrictions on transfers and encumbrances set forth herein, this Partnership Agreement shall inure to the benefit of and be binding upon the Partners and their respective heirs, executors, legal representatives, successors and assigns. Whenever, in this instrument, a reference to any party or Partner is made, such reference shall be deemed to include a reference to the heirs, executors, legal representatives, successors and assigns of such Partner.

27. No Rights Created in Third Persons. This Partnership Agreement is intended solely for the benefit of the parties and does not create any rights in persons not parties hereto.

28. Counterparts Execution. This Partnership Agreement may be executed in one or more counterparts each of which, when executed and delivered, shall be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Partners have signed this Partnership Agreement as of the first day written above.

OUTBACK/MID ATLANTIC-I, LIMITED PARTNERSHIP,
a Florida limited partnership

By:	OUTBACK STEAKHOUSE OF FLORIDA, INC.,
a Florida corporation,
its general partner

	By:	/s/ Joseph J. Kadow
Joseph J. Kadow, Vice President

CARRABBA’S/MID ATLANTIC-I, LIMITED PARTNERSHIP,
a Florida limited partnership

By:	CARRABBA’S ITALIAN GRILL, INC.,
a Florida corporation,
its general partner

	By:	/s/ Joseph J. Kadow
Joseph J. Kadow, Vice President

Exhibit A

Restaurant Addresses

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